UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 14, 2005
XYBERNAUT CORPORATION
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer
Identification Number)
12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)
(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 14, 2005, Xybernaut Corporation (the “Company”) entered into an offer letter agreement with John F. Moynahan. Pursuant to the offer letter, Mr. Moynahan accepted the Company’s offer to become Executive Vice President and Chief Financial Officer of the Company beginning November 14, 2005. The offer letter sets forth the basic terms of employment, including salary, bonus incentive program, incentive stock options and vacation policy terms, all of which are addressed in Mr. Moynahan’s employment agreement. Pursuant to the offer letter, Mr. Moynahan’s employment is conditioned upon (i) approval by the Company’s Board of Directors, (ii) appropriate background investigation and reference checks, (iii) execution of an employment agreement, and (iv) maintenance of the confidentiality terms of his employment.
On November 14, 2005, the Company formalized its employment relationship with Mr. Moynahan pursuant to an employment agreement by and between the Company and Mr. Moynahan. Pursuant to the employment agreement, Mr. Moynahan will serve as the Company’s Chief Financial Officer and Executive Vice President for so long as he and the Company mutually agree. His executive duties include responsibility for the Company’s financial operations, including financial reporting, accounting, taxation, cash management, budgeting and, together with the Chief Executive Officer, overseeing the Company’s internal controls and disclosure procedures.
As compensation, Mr. Moynahan will receive a salary at an annual rate of $191,000. During the employment term, Mr. Moynahan will be entitled to insurance, health and medical benefits as are generally made available to senior executives of the Company and he will be entitled to four weeks of vacation per year. In addition, the Company intends to offer him options to purchase shares of the Company’s common stock equal to two percent of the total outstanding shares of common stock of the Company, participation in the Company’s profit sharing and other benefit plans that the Company makes available to its senior executives and participation in the bonus pool if approved by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Company will also provide Mr. Moynahan a car allowance of $750 per month.
Mr. Moynahan’s employment agreement contains standard termination provisions, including termination in the event of death, incapacity to serve as Chief Financial Officer, for cause and without cause as a result of the current reorganization of the Company. If the Company terminates Mr. Moynahan for cause or without cause as a result of the current reorganization of the Company, Mr. Moynahan will only be entitled to any accrued but unpaid salary and vacation and unreimbursed business expenses. The employment agreement may also be terminated by the Company without cause at any time. If the Company terminates Mr. Moynahan’s employment without cause, and for any reason other than as a result of the current reorganization of the Company, Mr. Moynahan will be entitled to severance if approved by the Bankruptcy Court.
The employment agreement provides that any inventions originated or conceived by Mr. Moynahan relating to the Company’s business during the employment term will be the sole and exclusive property of the Company.

The employment agreement contains standard confidentiality provisions and provides that during the employment term, and for one year after the end of such term, Mr. Moynahan will refrain from becoming employed by, managing or owning any business organization that competes, directly or indirectly, with the Company. Pursuant to the employment agreement, Mr. Moynahan agrees to refrain from inducing or influencing any customer or other person that has a business relationship with the Company to discontinue or reduce the extent of such relationship. Furthermore, during the employment term, and for one year after the end of such term, Mr. Moynahan will not, directly or indirectly, solicit any employee of the Company to leave the Company or join the employ of a competing company.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On November 14, 2005, John F. Moynahan was appointed Executive Vice President and Chief Financial Officer of the Company. His appointment has been approved by the Company’s Board of Directors and he entered into his employment agreement with the Company on November 14, 2005.
Mr. Moynahan is 48 years old and has over 15 years of experience as treasurer or chief financial officer of publicly-traded companies. From May 2004 until October 2005, Mr. Moynahan served as Vice President Finance and Corporate Development of ITA, Inc., a developer of software products. Before Mr. Moynahan’s employement with ITA, the Company entered into a contract with ITA to produce a marketing product and involving the aggregate consideration of $80,000. Mr. Moynahan has no personal interest in such transaction. Prior to that, from February 2003 until May 2004, Mr. Moynahan served as Senior Vice President and Chief Financial Officer of Cardsystems Solutions, Inc., a provider of payment processing solutions for small to mid-sized merchants. Prior to that, Mr. Moynahan was employed by the Company, serving as Executive Vice President, Educational Products from November 2002 until February 2003 and serving as Senior Vice President and Chief Financial Officer from April 1999 until November 2002. Mr. Moynahan received a B.A. in economics from Colgate University, an M.B.A. in Accounting and Finance from New York University and CPA certificate from the State of New York.
A description of the material terms of Mr. Moynahan’s employment agreement is set forth in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION

	By:	s/ Perry L. Nolen

Perry L. Nolen President and Chief Executive Officer

Dated: November 18, 2005